Exhibit 99.2

Guidant Terminates Johnson & Johnson Agreement

Cancels Special Meeting of Shareholders

Enters Into Agreement with Boston Scientific

Indianapolis, Ind.—January 25, 2006—Guidant Corporation (NYSE: GDT) today announced that it has terminated its merger agreement with Johnson & Johnson and has entered into a merger agreement with Boston Scientific. In accordance with the terms of Guidant's agreement with Boston Scientific, Boston Scientific will reimburse Guidant for the termination fee of $705 million payable to Johnson & Johnson as a result of the termination.

In light of the termination of the Johnson & Johnson agreement, Guidant also announced that the January 31, 2006 special meeting of Guidant shareholders to vote on the merger with Johnson & Johnson has been canceled.

Boston Scientific has agreed to acquire Guidant for $80 per Guidant share made up of a combination of $42.00 in cash and $38.00 in Boston Scientific common stock, subject to a collar. The boards of directors of Boston Scientific and Guidant have given their respective approvals to the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the European Union merger control regulation, and other customary closing conditions. The agreement will require the approval of the shareholders of Boston Scientific and Guidant at special shareholder meetings.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life’s most threatening medical conditions. For more information, visit www.guidant.com.

This material is not a substitute for the prospectus/proxy statement Boston Scientific and Guidant Corporation will file with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read such prospectus/proxy statement and any other such documents, when available, which will contain important information about the proposed transaction. The prospectus/proxy statement and other documents filed or to be filed by Boston Scientific and Guidant Corporation with the SEC are or will be available free of charge at the SEC's website (www.sec.gov) or from Boston Scientific by directing a request to Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, Attention: Milan Kofol, Investor Relations; or from Guidant Corporation by directing a request to Guidant Corporation, 111 Monument Circle, #2900, Indianapolis, IN 46204-5129, Attention: Investor Relations.

Boston Scientific, Guidant Corporation, and their respective directors, executive officers and other employees may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about Boston Scientific’s directors and executive officers is available in Boston Scientific’s proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders; and information about Guidant Corporation's directors and executive officers is available in Guidant Corporation's most recent filing on Form 10-K. Investors may obtain additional information regarding the interests of such participants by reading the prospectus/proxy statement when it becomes available. Additional information about the interests of potential participants will be included in the prospectus/proxy statement when it becomes available.

Contacts

Guidant Corporation

Steven Tragash, Corporate Communications, 317-971-2031

Andy Rieth, Investor Relations, 317-971-2061

Doug Hughes, Investor Relations, 317-971-2039

2